Exhibit 99.1
Investor Relations
+1 (937) 458-6600
ROBBINS & MYERS ANNOUNCES FIRST QUARTER 2009 RESULTS
Strong First Quarter Performance; Changing Global Economic Conditions;
Enterprise Strategy Remains Intact; Two Million Shares Repurchased
DAYTON, OHIO, January 7, 2009...Robbins & Myers, Inc. (NYSE: RBN) today reported diluted net earnings per share (DEPS) of $0.50 for its fiscal first quarter ended November 30, 2008, as compared with $0.40 in the prior year first quarter. First quarter 2009 sales increased 3% over the prior year first quarter to $178 million, and orders decreased 5% to $185 million. Excluding the impact from acquired product lines and currency translation, organic sales increased 6% and organic orders increased 4%. The Company experienced a significant strengthening of the US Dollar relative to the currencies of its primary non-US operations.
The Company reported first quarter 2009 earnings before interest, taxes and minority interest (EBIT) of $26 million, 14% higher than the prior year first quarter results, and EBIT margins expanded 140 basis points to 14.8%. Robbins & Myers also reported $30 million of EBITDA in the first quarter of 2009 and $141 million of adjusted EBITDA for the trailing twelve months. Cash flow from operations reflected a $6 million increase over the prior year first quarter, including improvements in net working capital. Capital expenditures were reduced 31% on a comparative basis.
In October 2008, the Company’s Board of Directors authorized the repurchase of up to three million of its currently outstanding common shares. The Company announced it repurchased, as treasury shares, approximately two million of its common shares during the quarter for total cash consideration of $39 million. The current authorization allows for the repurchase of approximately one million additional common shares. Share repurchases contributed less than $0.01 to first quarter 2009 DEPS.
“I am pleased to report favorable first quarter results, led by sales of products targeting energy and chemical markets,” said Peter C. Wallace, President and Chief Executive Officer of Robbins & Myers, Inc. “Our results also demonstrate the benefits resulting from changes made over the past few years to improve our customer value proposition, operating effectiveness and financial position. Many opportunities remain for continuous improvement across our global business.”
“Despite strong first quarter results, most of our product lines experienced order declines late in the quarter, thus providing a cautionary tone as we enter our second quarter. We responded to this initial change in business conditions by reducing discretionary spending, deferring certain capital expenditures and developing plans to further adjust our cost structure. At the same time, we continue to pursue our key 2009 objectives to implement lean, develop our people, invest in our selling efforts, develop new products and applications, and pursue modest acquisitions.”

“Robbins & Myers remains financially secure with $74 million of cash, an undrawn senior credit facility, and $33 million of debt. We have revised our expectations for the full year to reflect recent changes in order levels, unfavorable global economic conditions and currency translation headwinds, mitigated somewhat by announced share repurchases and efforts to reduce costs.”
The Company announced fiscal 2009 DEPS expectations of $1.80-$2.00, which includes approximately $0.11 of benefit from recent share repurchases. The Company also expects fiscal second quarter 2009 DEPS of $0.40-$0.50, as compared with actual results of $0.47 in the second quarter of fiscal 2008, which included $0.04 of benefits from a facility sale and resolution of a tax matter.
First Quarter Results by Segment
All comparisons are made against the comparable year-ago quarterly period unless otherwise stated.
The Fluid Management segment reported first quarter 2009 sales of $82 million, an increase of 14%, and orders of $84 million, a 2% increase. Excluding currency exchange rate effects, organic sales increased 18% and organic orders improved 8% due to favorable demand for products serving energy markets, offset somewhat by weakness in municipal and industrial end markets. EBIT grew 34% to $25 million, and EBIT margins expanded 450 basis points to 30.0%.
The Process Solutions segment reported sales of $72 million in the first quarter, an increase of 2%, and orders of $74 million, a 5% decrease. Excluding the effects of currency exchange rates and an acquisition, organic sales increased 4% and organic orders increased 6%. Several orders for large chemical market projects were secured during the quarter. The segment earned $7 million of EBIT in the first quarter of 2009, and EBIT margins decreased 170 basis points to 9.5% due to an unfavorable product mix, higher project costs and increased operating expenses.
The Romaco segment reported first quarter sales of $23 million, a 23% decrease, and orders of $27 million, down 21%. Excluding the impact from currency exchange rates, organic sales decreased 17% and orders declined 8% on weakness in pharmaceutical markets and order delays. Romaco reported an EBIT loss of $1.4 million during the first quarter of 2009, including $0.5 million of restructuring costs, as compared with EBIT of $1.5 million in the prior year.
Conference Call to Be Held Tomorrow, January 8 at 10:00 AM (EST)
A conference call to discuss these results has been scheduled for 10:00 AM ET Thursday, January 8, 2009, which can be accessed at www.robn.com or by dialing 800-599-9795 (US/Canada) or +1-617-786-2905, using conference ID #14345248. Replays of the call can be accessed by dialing 888-286-8010 (U.S./Canada) or +1-617-801-6888, both using replay ID # 25121411.
About Robbins & Myers
Robbins & Myers, Inc. is a leading supplier of engineered equipment and systems for critical applications in global energy, industrial, chemical and pharmaceutical markets.

In this release the Company refers to various non-GAAP measures, including EBIT, EBITDA (earnings before interest, taxes, depreciation and amortization) and adjusted EBITDA. The Company uses these measures to evaluate its performance and believes these measures are helpful to investors in assessing its performance. Reconciliations of these measures to comparable GAAP measures are provided further below in this release.
In addition to historical information, this press release contains forward-looking statements identified by use of words such as “expects,” “anticipates,” “believes,” and similar expressions. These statements reflect management’s current expectations and involve known and unknown risks, uncertainties, contingencies and other factors that could cause actual results, performance or achievements to differ materially from those stated. The most significant of these risks and uncertainties are described in our Form 10-K and Form 10-Q reports filed with the Securities and Exchange Commission and include, but are not limited to: the cyclical nature of some of our markets; a significant decline in capital expenditures in our primary markets; a major decline in oil and natural gas prices; reduced demand due to the general worldwide economic downturn and general credit market crises; increases in competition; changes in the availability and cost of our raw materials; foreign exchange rate fluctuations; work stoppages related to union negotiations; customer order cancellations; business disruptions caused by the implementation of business computer systems; the possibility of product liability lawsuits that could harm our business; events or circumstances which result in an impairment of assets; the potential impact of U.S. and foreign legislation, government regulations, and other governmental action, including those relating to export and import of products and materials, and changes in the interpretation and application of such laws and regulations; the outcome of audit, compliance, administrative or investigatory reviews; and decline in the market value of our pension plans’ investment portfolios affecting our financial condition and results of operations. Except as otherwise required by law, we do not undertake any obligation to publicly update or revise these forward-looking statements to reflect events or circumstances after the date hereof.

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
     (Unaudited)

(in thousands)	November 30, 2008	August 31, 2008
ASSETS
Current Assets:
Cash and cash equivalents	$74,337	$123,405
Accounts receivable	132,857	153,648
Inventories	115,648	109,797
Other current assets	5,559	8,017
Deferred taxes	9,961	13,476

Total Current Assets	338,362	408,343

Goodwill & Other Intangible Assets	260,384	285,759
Deferred Taxes	21,398	21,969
Other Assets	10,603	10,931
Property, Plant & Equipment	127,444	137,715

	$758,191	$864,717

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$66,403	$86,012
Accrued expenses	87,951	102,876
Current portion of long-term debt	2,269	3,192

Total Current Liabilities	156,623	192,080

Long-Term Debt - Less Current Portion	30,376	30,435
Deferred Taxes	42,883	44,628
Other Long-Term Liabilities	92,488	97,557
Shareholders’ Equity	435,821	500,017

	$758,191	$864,717

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENT
     (Unaudited)

	Three Months Ended
	November 30,	November 30,
(in thousands, except per share data)	2008	2007
Sales	$177,971	$173,536
Cost of sales	109,995	110,674

Gross profit	67,976	62,862

SG&A expenses	41,582	39,641

Income before interest and income taxes	26,394	23,221

Interest expense, net	53	727

Income before income taxes and minority interest	26,341	22,494

Income tax expense	8,957	7,955

Minority interest	176	601

Net income	$17,208	$13,938

Net Income Per Share:
Basic	$0.50	$0.41
Diluted	$0.50	$0.40

Weighted Average Common Shares Outstanding:
Basic	34,429	34,370
Diluted	34,465	34,642

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED BUSINESS SEGMENT INFORMATION
     (Unaudited)

	Three Months Ended
	November 30,	November 30,
(in thousands)	2008	2007
Sales
Fluid Management	$82,270	$72,355
Process Solutions	72,284	70,849
Romaco	23,417	30,332

Total	$177,971	$173,536

Income Before Interest and Income Taxes (EBIT)
Fluid Management	$24,640	$18,448
Process Solutions	6,869	7,956
Romaco	(1,443)	1,545
Corporate and Eliminations	(3,672)	(4,728)

Total	$26,394	$23,221

Depreciation and Amortization
Fluid Management	$1,796	$1,653
Process Solutions	1,685	1,669
Romaco	482	452
Corporate and Eliminations	130	222

Total	$4,093	$3,996

Orders
Fluid Management	$84,427	$82,792
Process Solutions	73,681	77,416
Romaco	26,725	33,713

Total	$184,833	$193,921

Backlog
Fluid Management	$61,665	$53,394
Process Solutions	114,258	105,481
Romaco	47,676	55,332

Total	$223,599	$214,207

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
     (Unaudited)

	Three Months Ended
	November 30,	November 30,
(in thousands)	2008	2007
Operating activities:
Net income	$17,208	$13,938
Depreciation and amortization	4,093	3,996
Other, net	(21,599)	(24,296)

Cash used by operating activities	(298)	(6,362)

Investing activities:
Capital expenditures, net of nominal disposals	(3,377)	(4,925)

Cash used by investing activities	(3,377)	(4,925)

Financing activities:
Payments of long-term debt, net	(982)	(761)
Share repurchases	(39,114)	—
Other, net	(731)	1,894

Cash (used) provided by financing activities	(40,827)	1,133
Exchange rate impact on cash	(4,566)	2,055

Decrease in cash	(49,068)	(8,099)
Cash at beginning of period	123,405	116,110

Cash at end of period	$74,337	$108,011

ROBBINS & MYERS, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME TO THE NON-GAAP MEASURES OF EBIT, EBITDA, ADJUSTED EBIT AND ADJUSTED EBITDA
     (Unaudited)

		Trailing Twelve
	Three Months Ended	Months Ended
	November 30,	November 30,
(dollar amounts in thousands)	2008	2008
Net income	$17,208	$90,672
Interest expense, net	53	1,357
Income taxes	8,957	40,101
Minority interest	176	1,707

EBIT	26,394	133,837

Minority interest	(176)	(1,707)
Depreciation & amortization	4,093	16,346

EBITDA	30,311	148,476

Special items:
Property sale gain	—	(1,934)
Business disposition gain	—	(5,697)

Total Special Items	—	(7,631)

Adjusted EBIT	$26,394	$126,206

Adjusted EBITDA	$30,311	$140,845

Note: EBIT, EBITDA, adjusted EBIT, and adjusted EBITDA are non-GAAP measures. We use these measures to evaluate our businesses, and we allocate resources to our businesses based on EBIT. EBIT, EBITDA, adjusted EBIT, and adjusted EBITDA are not measures of performance calculated in accordance with accounting principles generally accepted in the United States and should not be considered as an alternative to net income as a measure of operating results. None of these are measures of cash available for use by management.